Filed pursuant to Rule 424(b)(3)
                                                      Registration N0. 333-62860

                                 MEDIABAY, INC.

                     Supplement No. 1 dated May 10, 2002 to
                         Prospectus dated June 25, 2001

      This Supplement contains information relating to the table under the caption "Selling Shareholders" in our June 25, 2001 prospectus.

      In May 2002, Huntingdon Corporation transferred warrants to purchase 25,000 shares of common stock of MediaBay, Inc. to Robert Klein, in connection with the cessation of Mr. Klein's employment relationship with an affiliate of Huntingdon and the forfeiture by Mr. Klein of options to purchase 30,000 shares of MediaBay common stock. The disclosure regarding Huntingdon in the Selling Shareholders table included in the propectus is revised accordingly, and the following disclosure regarding the shares being offered by Mr. Klein's is being added.

                             Beneficial Ownership of                         Shares Beneficially     % of Shares
Shareholders for Which       Shares of Common                                Owned Assuming the      Beneficially Owned
Shares are Being             Stock, including Shares   Shares Registered     Sale of the Shares      Assuming the Sale of
Registered for Sale          Registered for Sale       for Sale              Registered              the Shares Registered
---------------------        -----------------------   -----------------     -------------------     ---------------------
Robert Klein                         25,000                 25,000                     0                       0%